Execution Copy

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 11th day of February, 1998, by and between BUNGE FOODS CORPORATION, a Delaware corporation with its executive offices at 3701 Algonquin Road, Suite 360, Rolling Meadows, Illinois 60008 ("Buyer"), AU BON PAIN CO., INC., a Delaware Corporation with its executive offices at 19 Fid Kennedy Avenue, Boston, Massachusetts 02210 ("Au Bon Pain"); and ABP MIDWEST MANUFACTURING CO., INC., a Delaware corporation with its executive offices at 19 Fid Kennedy Avenue, Boston, Massachusetts 02210 ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller and its affiliate, Saint Louis Bread Company, Inc., a Delaware corporation ("Saint Louis Bread"), are wholly-owned subsidiaries of Au Bon Pain; and

         WHEREAS, Seller is the owner and operator of a bakery products manufacturing facility (as more specifically defined herein, the "Plant") located in Mexico, Missouri, where it manufactures bakery products for distribution to the bakery/cafe retail outlets owned and franchised by Au Bon Pain and Saint Louis Bread, and for wholesale distribution into certain markets; and

         WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase from Seller, the Plant and certain of Seller's assets associated with the Plant and the operation of Seller's wholesale business at the Plant, for a cash payment, all upon and subject to the terms, conditions, and covenants herein set forth; and

         WHEREAS, as a material inducement to Seller and Au Bon Pain, and as a condition (among others) for Seller's and Au Bon Pain's agreement to enter into this Agreement and to sell the Plant and other assets related to the Plant and the operation of Seller's wholesale business at the Plant upon such terms, conditions and covenants, Buyer has agreed to enter into separate supply agreements with each of Au Bon Pain and Saint Louis Bread providing for the manufacture and sale of bakery products to Au Bon Pain, Saint Louis Bread, and their respective franchise systems through their distributors (each a "Supply Agreement"); and

         WHEREAS, as a material inducement to Buyer, and as a condition (among others) for Buyer's agreement to enter into this Agreement and to purchase the Plant and other assets related to the Plant and the operation of Seller's wholesale business at the Plant upon such terms, conditions and covenants, Au Bon Pain and Saint Louis Bread have each agreed to enter into their respective Supply Agreements.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, each of them intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                  TERMS OF SALE

         1.1 Purchase and Sale of Assets. Subject to the terms and conditions hereof, at the Closing (as defined in Section 8.1), Seller or Au Bon Pain, as applicable, shall sell to Buyer, and Buyer shall purchase and accept delivery and conveyance from Seller or Au Bon Pain, as applicable of, all of the following assets of Seller or Au Bon Pain, as applicable (collectively, the "Assets"):

         (a) The real property and improvements located in the City of Mexico, County of Audrain, Missouri, as more particularly described in Schedule 1.1(a), together with all rights, privileges, rights of way and easements appurtenant to such premises, whether recorded or unrecorded, whether currently open or used, including, without limitation, rights to all minerals, oil or gas on or under such premises, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street, passage or right of way abutting or adjoining such premises and all fixtures, machinery, equipment and conduits providing fire protection, security, heat, exhaust, ventilation, air conditioning, electricity, lighting, plumbing, gas, sewer and water at the location of such premises and all use permits and zoning variances (collectively, the "Real Property");

         (b) All items of tangible personal property owned by Seller and located at the Plant and used or usable in connection with the ownership or operation of the Plant and the operation of Seller's wholesale business at the Plant, including, without limitation, all improvements, furniture, furnishings, fixtures, computer hardware and software, equipment, machinery, apparatus, appliances, storage containers, tools, dies, jigs and related spare parts and all supplies, together with all manuals, written warranties, licenses and other similar documents relating thereto (collectively, the "Personal Property") (the Personal Property and the Real Property are referred to herein collectively as the "Plant");

         (c) All inventory of raw materials, work-in-process, packaging, shipping materials, finished goods and supplies related to the operation of the Plant and the operation of Seller's business at the Plant (collectively, "Inventories");

         (d) All notes receivable and trade accounts receivable arising out of the operation of Seller's wholesale business at the Plant, except as provided in
Section 1.2(a) (collectively, the "Receivables");

         (e) The prepaid expenses, deposits and rights to credits or refunds described on Schedule 1.1(e) (collectively, the "Prepaid Expenses");

         (f) All right, title and interest in and to the leases related to the operation of the Plant and the operation of Seller's wholesale business at the Plant which are described on Schedule 1.1(f) (collectively, the "Leases");

         (g) All right, title and interest in and to the contracts related to the operation of the Plant and the operation of Seller's wholesale business at the Plant which are described on Schedule 1.1(g) (collectively, the "Contracts", together with the Leases, the "Assumed Contracts");



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

         (h) The recipes, formulas, product specifications, operating standards, and preparation procedures for those products marketed and sold by Seller in connection with its wholesale business which are described on Schedule 1.1(h) (collectively, the "Wholesale Products");

         (i) All designs, models, prototypes, plans, specifications, engineering and other drawings and everything related thereto; all sales materials, catalogs, advertising, marketing and promotional materials; all customer and supplier lists, mailing lists; and copies of sales records, account histories, correspondence with customers, and records of purchases from correspondence with suppliers (collectively, the "Intangibles");

         (j) The Missouri Enterprise Zone Tax Incentives listed on Schedule 1.1(j) attached hereto, to the extent transferable by Buyer; and

         (k) The wholesale business as a going concern, including all transferable government permits, including the goodwill thereof.

         1.2 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, Buyer shall not purchase, and Seller shall not sell, any right, title or interest of Seller in and to the following (collectively, the "Excluded Assets"):

         (a) Any accounts receivable due from any affiliate of Seller or from any Distributor (as such term is defined in the Supply Agreement), or any receivable that is in dispute or is more than 90 days past its due date at the time of the closing;

         (b) Any item of tangible personal property which consists of copyrighted material, or bears any trademark or service mark, of Au Bon Pain or Saint Louis Bread, including without limitation, any sales and marketing material or packaging, unless such material is used as permitted in the Supply Agreements or the Manufacturing Licenses entered into pursuant to (and as defined in) Section 7.1;

         (c) The assets which are specifically identified on Schedule 1.2(c);
and

         (d) Any prepaid expense associated with any Assumed Contract which Assumed Contract is not assigned to Buyer.

         1.3 Purchase Price; Payment.

         (a) The aggregate consideration for the sale of the Assets, and the performance and fulfillment of the other terms, conditions and covenants of this Agreement shall be the sum of the net book value of the Assets as reflected on Seller's books and records on the Closing Date (as defined in Section 8.1) plus One Million Dollars ($1,000,000) (the "Purchase Price"), and the assumption by Buyer of the Assumed Liabilities (as defined in Section 1.5). The net book value of the Assets shall be determined in accordance with generally accepted accounting principles consistently applied ("GAAP"); provided, however, that (1) notwithstanding Seller's practice of recording Inventories on its books, the net book value of the Inventories shall be determined in accordance with GAAP with all costs fully absorbed; and (2) no reserve for doubtful accounts shall be included in determining the net book value of the Assets.

         (b) Three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a statement of the estimated net book value of the Assets as of the Closing Date (the "Estimated Net Book Value"). The Purchase Price shall be paid in full by Buyer at the Closing based on the Estimated Net Book Value in lawful currency of the United States of America by wire transfer of immediately available funds to an account designated by a written notice from Seller to Buyer which notice shall be delivered to Buyer not less than three (3) days prior to the Closing.

         (c) Within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Buyer a proposed final statement of the net book value of the Assets as of the Closing Date (the "Final Net Book Value"). Buyer shall have thirty (30) calendar days to review Seller's proposed statement of the Final Net Book Value. If Buyer disputes any item included in such statement, it shall, within such thirty (30) day period, provide Seller with a written notice specifying in reasonable detail such item(s) of dispute. Buyer and Seller shall attempt in good faith to resolve by mutual agreement the item(s) in dispute within thirty (30) calendar days (the "Resolution Period") immediately following the delivery of such written notice. If any of the item(s) in dispute are not resolved within the Resolution Period, the parties shall submit the dispute(s) for resolution to Arthur Andersen, LLP, or such other so-called "Big Six" accounting firm mutually agreed upon by Buyer and Seller (the "Arbitrator"), whose decision shall be final and binding on the parties, and when made, shall be deemed to be an agreement between the parties on the issues so determined. The expense of the Arbitrator shall be borne equally by the parties.

         (d) If the Final Net Book Value, as finally determined pursuant to
Section 1.3(c), exceeds the Estimated Net Book Value, then Buyer shall pay Seller the amount of such excess within five (5) business days after the date of final determination. If the Final Net Book Value, as finally determined pursuant to Section 1.3(c), is less than the Estimated Net Book Value, then Seller shall pay, and Au Bon Pain shall cause Seller to pay, Buyer the amount of such difference within five (5) business days after the date of final determination.

         1.4      Apportionment of Taxes and Other Charges.

                  All normal and customarily apportioned items including without limitation, real estate and personal property taxes and assessments, and utility bills, shall be prorated between the parties as of the Closing Date.

         1.5      Assumption of Certain Liabilities.

                  At the Closing and subject to the terms and conditions of this Agreement, Buyer shall assume, pay or discharge the liabilities and obligations of Seller under the Assumed Contracts and those specified on Schedule 1.5 (such liabilities and obligations are referred to herein, collectively, as the "Assumed Liabilities"). Except for the Assumed Liabilities, Buyer shall not assume or be deemed to assume or become liable for, and Seller shall remain liable for and hold Buyer harmless against, any other liabilities, debts, contracts, commitments or obligations of Seller, whether the same are known or unknown, liquidated or unliquidated, insured or uninsured, existing, contingent upon future events or circumstances, accrued, funded, unfunded or otherwise.

         1.6      Form of Conveyance.

         (a) The Real Property shall be conveyed at the Closing in fee simple absolute, by a good and sufficient general warranty deed (the "Deed"), to Buyer and shall convey a good and clear record and marketable title to the Real Property, free from all Liens, tenants and occupants from or on the Real Property except for those matters listed on Schedule 1.6(a). The Deed shall be in proper form for recording and shall be duly executed, acknowledged and delivered by Seller, together with all necessary or applicable conveyance and transfer tax forms and checks in payment of all conveyance and transfer taxes. Acceptance and recording of the Deed at the Closing by Buyer shall constitute satisfaction of the terms and conditions of this Section 1.6(a).

         (b) All Assets not described in Section 1.6(a) shall be conveyed at the Closing free of all Liens by a bill of sale and assignment (the "Bill of Sale") in substantially the form attached hereto as Exhibit 1.6(b) to be delivered by Seller to Buyer at Closing.

         1.7      Tax Allocation.

                  For all federal, state and local tax purposes, the Purchase Price shall be allocated among the various items in the manner indicated in
Schedule 1.7. Neither Seller nor Buyer shall file any Return (as defined in
Section 2.11) or report or take any position with any taxing agency or authority that is inconsistent with the such allocation, except to the extent required by a court of law or an appropriate taxing agency or authority in a determination binding upon either such party; provided, however, that such party provides reasonable written notice and opportunity to the other party, at such other party's sole cost and expense, to contest and appeal such determination on behalf of both parties, and such determination nevertheless becomes final.

         1.8      Collection of Receivables.

         (a) At the Closing, Seller shall deliver to Buyer a listing of all Receivables (including debtor and aging information) reflected on the books and records of Seller as of the Closing Date certified as true and accurate by an authorized officer of Seller. From and after the Closing, Buyer shall have the right and authority to collect for its own account all Receivables and to endorse, until such Receivables may be reassigned to Seller pursuant to Section 1.8(b), the name of Seller on any checks or drafts received with respect to any such Receivables, and Seller and Au Bon Pain each agrees to deliver promptly to Buyer any payments received by Seller and Au Bon Pain, as the case may be, with respect to the Receivables, and to instruct account debtors to forward payments to Buyer. Buyer shall deliver promptly to Seller any payments received by Buyer with respect to the receivables not purchased by Buyer. If any Receivable is to be collected through a draw on a letter of credit or similar instrument issued for the account of any customer, Seller shall cooperate with Buyer to assign all of Seller's rights under such letter of credit or other instrument, where permitted, or otherwise to ensure that Buyer obtains the benefit of the proceeds of such letter of credit or other instrument.

         (b) If Buyer has not received payment of any such Receivable within ninety (90) calendar days of its due date, Seller will pay, and Au Bon Pain will cause Seller to pay, to Buyer such uncollected amount on demand, but in no case shall such demand be made later than one hundred ten (110) business days after the Closing Date. Upon receipt of payment of any such Receivable from Seller, Buyer shall assign to Seller any such Receivable for collection without recourse.

Payments received by Buyer which are not designated as applicable to a specific invoice shall be applied to unpaid invoices chronologically beginning with payment of the oldest invoice first. Buyer shall use reasonable collection efforts with respect to the Receivables after the Closing Date, consistent with its collection practice for its accounts receivable generally, until the uncollected Receivables are reassigned to Seller. Buyer shall deliver promptly to Seller any payments received by Buyer with respect to any reassigned Receivables.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller and Au Bon Pain represent and warrant jointly and severally to Buyer that:

         2.1      Organization and Good Standing.

         (a) Seller is duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification. Seller has all requisite power and authority to own, lease and operate the Assets and to carry on the business at the Plant as currently conducted.

         (b) Au Bon Pain is duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. ABP Midwest is a wholly-owned subsidiary of Au Bon Pain. Au Bon Pain is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification.

         2.2      Execution and Delivery; No Conflicts.

         (a) All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by Seller and Au Bon Pain of their respective obligations hereunder, other than as described in Schedule 2.2(a), have been obtained. This Agreement and each other agreement, instrument or other document to which either or both of them are a party and which is required to be executed by either or both of them hereunder (collectively, the "Other Agreements") has been duly authorized by all necessary corporate action on the part of Seller and Au Bon Pain and has been duly executed and delivered by Seller and Au Bon Pain and constitutes the legal, valid and binding obligation of Seller and Au Bon Pain enforceable against each of them in accordance with its terms, except to the extent that (i) such enforcement is subject to or limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable remedies is subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (b) Upon receipt of the consents, approvals, authorizations and orders referred to in Schedule 2.2(a), the execution, delivery and performance of this Agreement and the Other Agreements by Seller and Au Bon Pain and the consummation of the transactions contemplated hereby by Seller and Au Bon Pain will not: (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, or otherwise give any person a basis for nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Seller or Au Bon Pain is a party or by which Seller or Au Bon Pain is bound or to which any of the Assets or Assumed Contracts is subject; (ii) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Seller or Au Bon Pain, in each case as amended, or any judgment, order, writ, injunction or decree of any court or any arbitrator having jurisdiction over Seller or Au Bon Pain or any of the Assets or any applicable law or regulation; or (iii) result in the creation or imposition of any Lien upon any of the Assets.

         2.3      Title to Assets; Encumbrances.

         (a) Seller or Au Bon Pain, as applicable, has good title to the Personal Property, Inventories, Receivables, Prepaid Expenses, Wholesale Products and Intangibles, and has valid leasehold interests and contract rights as to any leased personal property covered by the Assumed Contracts, in each case free and clear of all Liens (as hereinafter defined) except (i) as set forth on Schedule 2.3(a); and (ii) for Permitted Liens (as hereinafter defined). None of the Assets, whether owned or leased, is subject to any pending, or to the knowledge of Seller or Au Bon Pain, threatened condemnation proceedings, special assessments, charges, developer rights or tax deferred financing districts. The term "Liens," as used in this Agreement, shall mean any and all liens, mortgages, claims, options, conditional sales agreements, rights of first refusal, security interests, pledges, deeds of trust, or other charges and encumbrances. The term "Permitted Liens" as used in this Agreement, shall mean:
(i) liens for ad valorem real or personal property taxes, or assessments, the payment for which are not yet due or are being contested in good faith by appropriate proceedings which are disclosed on Schedule 2.3(a); (ii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation, carriers', laborers' and materialmen's and similar liens if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings which are disclosed on Schedule 2.3(a).

         (b) Schedule 2.3(b) sets forth a Property and Equipment Report of Seller dated as of December 27, 1997. Except as disclosed on Schedule 2.3(b), the items of Personal Property listed on Schedule 2.3(b) and the equipment covered by the Leases are in normal operating condition, subject only to reasonable wear and tear, and, to the best of Seller's and Au Bon Pain's knowledge, are not in need of maintenance and repairs, except for ordinary and routine maintenance and repairs.

         (c) With respect to each of the Assumed Contracts: (i) each such Assumed Contract is valid, existing and effective in accordance with its terms;
(ii) no act or event has occurred which, with notice or lapse of time, or both, would constitute a default under such Assumed Contract by Seller or Au Bon Pain, or, to the knowledge of Seller or Au Bon Pain, any other party; (iii) neither Seller nor Au Bon Pain has given or received any notice of cancellation or termination in connection with such Assumed Contract; (iv) except as set forth on Schedule 2.3(c), each such Assumed Contract will not require consents of the other parties thereto in order to be assigned to

Buyer hereunder. True and complete copies of all Assumed Contracts shall be provided to Buyer prior to the closing.

         (d) Neither Seller nor Au Bon Pain has received notice of violation of, and to the knowledge of Seller and Au Bon Pain, Seller or Au Bon Pain, as applicable, is in compliance with all applicable material building, zoning, land use or other similar statutes, laws, ordinances, regulations, permits, health and safety codes or other requirements in respect of the Plant. There are no outstanding requirements or recommendations by fire underwriters or rating boards, any insurance companies or holders of mortgages or other security interests that have been communicated to Seller or Au Bon Pain within the current year or the last three (3) full calendar years requiring or recommending any repairs or work to be performed with reference to the Plant.

         (e) The Receivables are valid, existing and represent monies due Seller as a result of transactions in the ordinary course of business and are for goods sold or services rendered by Seller.

         (f) The Inventories were acquired or produced and have been maintained in the ordinary course of the business.

         (g) Except as disclosed in Schedule 2.3(g): (i) Seller owns, or has the sole and exclusive right to manufacture and sell, the Wholesale Products; (ii) the consummation of the sale of the Assets and the other transactions contemplated by this Agreement will not alter or impair any such rights; and
(iii) none of the Wholesale Products is the subject of a lawsuit or any other proceeding, nor, within the current year or last three (3) full calendar years of Seller, has any party challenged or, to the knowledge of Seller and Au Bon Pain, threatened to challenge Seller's right to manufacture and sell the Wholesale Products; and, to the knowledge of Seller and Au Bon Pain, there is no basis for any such challenge.

         (h) The Assets constitute all of the assets which Seller requires to conduct the operation of the business at the Plant as currently conducted.

         2.4      Litigation.

                  Except as set forth on Schedule 2.4: (i) there is no legal action, suit, arbitration, claim, proceeding or governmental investigation (whether federal, state, local or foreign) pending for which Seller has received service of process or, to the best knowledge of Seller and Au Bon Pain, threatened against Seller relating to the Assets, the operation of the wholesale business or the products manufactured and sold by Seller; and (ii) there are no decrees, injunctions or orders of any court, administrative or regulatory body, arbitration panel or governmental agency outstanding or, to best of Seller's and Au Bon Pain's knowledge threatened, against Seller relating to any aspect of its business or any part of the Assets. With respect to any matter required to be disclosed pursuant to this Section 2.4, there has been no reservation of rights by any insurance carrier, and no such reservation is, to the knowledge of Seller or Au Bon Pain, threatened, concerning the coverage of Seller.

         2.5      Permits, Licenses and Certificates.

                  Seller possesses, and is operating in material compliance with, the licenses, permits and certificates described on Schedule 2.5 which are necessary to conduct its business as currently conducted at the Plant (the "Permits"). Each Permit has been lawfully and validly issued, and no proceeding is pending or threatened, nor, to the best of Seller's and Au Bon Pain's knowledge, does any basis therefor exist, looking toward the revocation, suspension or limitation of any Permit. Neither Seller nor Au Bon Pain has knowledge of any other material licenses, permits and certificates that are necessary to conduct its business at the Plant and which Seller does not possess and with which Seller is not operating in compliance. Except as set forth in
Schedule 2.5, the consummation of the transactions contemplated by this Agreement will not result in the revocation, suspension or limitation of any Permit and no Permit will require the consent of its issuing authority to or as a result of the consummation of the transactions contemplated hereby.

         2.6      Employees and Labor Matters.

                  Except as described in Schedule 2.6: (a) Seller is in compliance with all federal, state, local and other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) there is no unfair labor practice, complaint, charge or other matter against or involving Seller pending or, to the knowledge of Seller and Au Bon Pain, threatened before any governmental authority; (c) there is no labor strike, dispute, organizing effort, slow down, stoppage or other labor difficulty pending, or, to the knowledge of Seller and Au Bon Pain, threatened, against or affecting Seller; (d) no representation question exists respecting employees at the Plant; (e) no grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor exists; and (f) there is no collective bargaining agreement with respect to any employee at the Plant which is binding on Seller.

         2.7      Environmental Matters.

                  Except as disclosed in Schedule 2.7:

                  (a) No Hazardous Materials (as defined below) are present on, in or under any of the Assets other than in compliance with Environmental and Safety Requirements (as defined below), and no threatened or actual release, spill or discharge of any Hazardous Materials has occurred on, in or under any of the Assets which would require reporting or remediation under any Environmental and Safety Requirements;

                  (b) To Seller's and Au Bon Pain's knowledge, Seller is in compliance with all applicable Environmental and Safety Requirements, and Seller possesses all required permits, licenses, certifications and approvals relating to the Assets under Environmental and Safety Requirements;

                  (c) Seller has not received notice of, any private, administrative or judicial action, proceeding or inquiry, investigation or order relating to compliance with, or obligations under, Environmental and Safety Requirements;

         (d) To Seller's and Au Bon Pain's knowledge, there are no conditions that would preclude the transfer from Seller to Buyer, or reissuance to Buyer, of each permit required by Environmental and Safety Requirements to own and operate the Assets or conduct business at the Plant after the Closing Date;

         (e) To Seller's and Au Bon Pain's knowledge, there are no underground or aboveground storage tanks which contain Hazardous Materials located on or at any of the Assets. All tanks, storage vessels, storm systems or pipes which are included in the Assets are in compliance with all applicable Environmental and Safety Requirements;

         (f) None of the Assets are listed in the National Priorities List of the Comprehensive Environmental Response Compensation and Liability Information System promulgated pursuant to CERCLA (as defined below), or similar state lists and laws;

         (g) To Seller's and Au Bon Pain's knowledge, none of the Assets have been used to treat, store for more than ninety (90) days, or dispose of materials which are or were regulated under RCRA (as defined below), nor been subject to RCRA interim status, a RCRA permit, or a RCRA Part A or Part B permit application, whether or not such application was subsequently withdrawn;

         (h) To Seller's and Au Bon Pain's knowledge, there is no friable asbestos or friable asbestos containing material at, on, in or under any of the Assets;

         (i) To Seller's and Au Bon Pain's knowledge, there are no polychlorinated biphenyls ("PCBs") at, on, in, used, stored or disposed of on, at, in or under any of the Assets;

         (j) To Seller's and Au Bon Pain's knowledge, there are no nuclear radiation devices at, used, stored or disposed of, at, on, in or under any of the Assets; and

         (k) Seller has notified Buyer of the location of, and has made available to Buyer, all known material documents, records and information relating to the environmental representations and warranties contained herein, Environmental and Safety Requirements affecting any of the Assets and permits required for any of the Assets by Environmental and Safety Requirements.

                  The term "Hazardous Materials" shall include: (A) hazardous substances or hazardous wastes, as defined by the Environmental and Safety Requirements; (B) petroleum, including without limitation, crude oil, or any fraction thereof, which is liquid at standard conditions of temperature and pressure; (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in the Atomic Energy Act; (D) asbestos in any form or condition; (E) PCBs; and (F) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental and Safety Requirements.

                  The term "Environmental and Safety Requirements" shall mean, individually and collectively, the requirements imposed by the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 ("RCRA"), the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"), the Toxic Substances Control Act, the Safe

Drinking Water Act, the Federal Water Pollution Control Act (the "Clean Water Act"), the Clean Air Act, the Emergency Planning and Community Right-to-Know Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Noise Control Act, the Radon Indoor Air Quality Research Act, and the National Environmental Policy Act (Environmental Impact Statement), and any similar comparable Missouri statutes and regulations, in each case, as amended; any state lien and superlien and environmental clean-up statutes, with implementing rules and regulations, and the Occupational Safety and Health Act of 1970, as amended.

         2.8      Intentionally Omitted.

         2.9      Fees, Expenses and Commissions.

                  Neither Seller nor Au Bon Pain has taken any action or has entered into any agreement, understanding or other arrangement that would obligate Seller or Buyer to pay any broker's or finder's fee or any other similar fee or commission to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement, except for Brent Baxter Enterprises, LLC and Peter J. Solomon Company Limited, whose fees shall be the exclusive responsibility of Seller. Seller and Au Bon Pain shall, jointly and severally, indemnify and hold Buyer harmless with respect to any claim of any third party for such fee or commission claiming by, through or under Seller.

         2.10     Absence of Certain Changes or Events.

         Since December 1, 1997 and except as disclosed on Schedule 2.10, there has not been:

         (a) Any material adverse change in or damage or loss to the Assets, or the operations of Seller's wholesale business;

         (b) Any increase in the compensation payable by Seller to any employee of Seller other than routine increases made in the ordinary course of business consistent with past practice, or any bonus, incentive compensation, or service award, or other like benefit, granted, made or accrued, contingently or otherwise, to or to the credit of any of such employee, or any adoption or modification by Seller of any employee welfare, pension, retirement or similar payment or arrangement;

         (c) Any sale, assignment or transfer (including, without limitation, the granting or permitting of any Lien) of any of the Assets other than in the ordinary course of business or consistent with past practices;

         (d) Any capital expenditure or commitment to make a capital expenditure, in either case, in excess of Ten Thousand Dollars ($10,000) (exclusive of expenditures for repair or maintenance of equipment in the ordinary course of the business);

         (e) Any cancellation, termination or amendment by Seller of any right under the Assumed Contracts except for terminations in the ordinary course of business;

         (f) Any merger or consolidation of Seller into or with any corporation or enterprise, or any action by Seller toward or effecting such a merger or consolidation or a complete or partial liquidation or dissolution of Seller or any material portion of the Assets (other than as contemplated by this Agreement);

         (g) Any failure on the part of Seller to operate its wholesale business in the ordinary course so as to preserve such business in all material respects, including the services of its key employees and the goodwill of its suppliers, customers and others having business relations with Seller; or

         (h) Any agreement by or commitment of Seller to do or permit any of the foregoing.

         2.11     Taxes.

                  Notwithstanding anything in this Agreement to the contrary, this Section 2.11 shall not apply with regard to any Tax or Taxes (as such terms are defined below) to the extent that from and after the Closing, the Assets are not subject to a lien for such Tax or Taxes, and Buyer or its affiliates are not liable for such Tax or Taxes.

                  (a) Definitions. For purposes of this Agreement:

                      (i) The term "Code" shall mean the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

                      (ii) The term "Returns" shall mean, collectively, all reports, declarations, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of, any Taxes; and any statements, returns, reports or similar documents required to be filed pursuant to any similar income, excise or other tax provision of federal, state, local or foreign law; and the term "Return" means any one of the foregoing Returns.

                      (iii) The term "Taxes" shall mean: (A) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties and other taxes, fees, assessments or charges of any kind whatever, together with any interest, penalties and other additions with respect thereto, imposed by any federal, state, local or foreign government; and (B) any penalties, interest or other additions to a Tax for the failure to collect, withhold or pay over any of the foregoing, or to accurately file any Return; and the term "Tax" shall mean any one of the foregoing Taxes. Notwithstanding the foregoing, however, when used with reference to a specified person (for example and without limitation, "Taxes of Seller"), the terms "Taxes" and "Tax" shall include only those amounts for which such person is, or could become, liable in whole or part (including, without limitation, any obligation in connection with a duty to collect, withhold or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).

                  (b) Returns Filed and Taxes Paid. (i) Seller has duly filed or caused to be filed, on or before the due date thereof (including any valid extensions), with the appropriate taxing authorities, all Returns that it is required to file; (ii) each such Return (including any amendment thereto) is true, correct, and complete in all material respects; (iii) all Taxes of Seller due with respect to, or shown to be due on, each such Return (or amendment thereto) or subsequent assessment with regard thereto, have been timely paid; (iv) there is no valid basis for the assessment of any deficiency with regard to any such Return; and (v) there are no extensions of time to file which are pending. No other Taxes of Seller are due with respect to any taxable periods or portions of periods ending on or before the Closing Date. There are no liens, attachments, or similar encumbrances on any of the Assets with respect to any Taxes, other than liens for Taxes of Seller that are not yet due and payable.

                  (c) Miscellaneous. Seller has collected or withheld all Taxes that it is required to collect or withhold. None of the Assets (i) is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; or (ii) directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. The transactions contemplated by this Agreement are not subject to the tax withholding provisions of Section 3406 of the Code, or of subchapter A of Chapter 3 of the Code, or of any other comparable provision of law.

         2.12.    Insurance.

                  Seller's business and the Assets are insured under various policies of general liability and other forms of insurance which, to the best of Seller's and Au Bon Pain's knowledge, are in adequate amounts in relation to Seller's business and the Assets. Each of such insurance policies is current and in full force and effect and Seller has not received notice of default under or intended cancellation or nonrenewal of any such policies. Seller and Au Bon Pain will keep all such insurance policies in effect through the Possession Time. Seller has not been refused any insurance by an insurance carrier to which it has applied for insurance.

         2.13     Employment Relationships.

                  At any time after the date of this Agreement, Seller will make available to Buyer upon demand a true and correct roster of Seller's employees at the Plant as of the date of this Agreement, setting forth each such employee's compensation, date of hire and whether or not contributions are made for such employee and/or whether such employee is otherwise entitled to benefits under health or medical benefit, welfare or other employee benefit or fringe benefit plans.

         2.14     Status of Assets; Assumed Contracts.

                  Except as disclosed on Schedule 2.14, with respect to any of the following constituting an Asset or an Assumed Liability, within the current year or the last full calendar year: (i) Seller or Au Bon Pain, as the case may be, has not assigned any material rights or obligations under (and is not otherwise restricted for any reason from enjoying the full benefits under) any Assumed Contract; (ii) neither Seller nor Au Bon Pain, as the case may be, nor, to the knowledge of Seller or Au Bon Pain, any other party is in material default in connection with any Assumed Contract; (iii) no act or event has occurred which, with notice or lapse of time or both, would constitute a material default by Seller or Au Bon Pain, as the case may be, or, to the knowledge of Seller or Au Bon Pain, by another party under any Assumed Contract;
(iv) there is no basis for any claim of material default by Seller or by Au Bon Pain (as the case may be), or, to the knowledge of Seller or Au Bon Pain, by another party under any Assumed Contract; (v) neither Seller nor Au Bon Pain has received or given any notice of cancellation or termination in connection with any Assumed Contract; (vi) each Assumed Contract is the valid and binding agreement of Seller or Au Bon Pain, as the case may be, which is in full force and effect and is enforceable in accordance with its terms except, with regard to the other party or parties to such instrument, as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and general principles of equity; (vii) no Assumed Contract will be affected by, or require the consent of or payment to any other party to avoid an event of default, an event of termination or other adverse effect with respect to such Assumed Contract (assuming that any required notice of default or termination has been given and any periods for cure have expired) by reason of the transactions contemplated by this Agreement, except that the consent of the other parties thereto to the assignment to Buyer will be required for Assumed Contracts identified in
Schedule 2.14; and (viii) there is no existing, pending, or, to the knowledge of Seller or Au Bon Pain, threatened termination, cancellation, limitation, amendment or change to any Assumed Contract or in the business relations underlying the same.

         2.15     Transactions with Affiliates.

                  Except as disclosed in Schedule 2.15, no officer or director of Seller, or, to the knowledge of Seller or Au Bon Pain, any "affiliate" or "associate" (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of any of the foregoing is a party to any of the Assumed Contracts.

         2.16     Accuracy of Statements.

                  No representation or warranty by Seller or Au Bon Pain in this Agreement or in any Exhibit or Schedule to this Agreement or the Other Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that:

         3.1      Organization and Good Standing.

                  Buyer is duly organized and is existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification.

         3.2      Execution and Delivery.

                  This Agreement, and each other agreement, instrument or other document required to be executed by Buyer hereunder, has been duly authorized by all necessary corporate action on the part of Buyer, has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that: (i) such enforcement is subject to or limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies is subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         3.3      Consents, Violations and Authorizations.

         (a) Buyer is not a party to or bound by any mortgage, indenture, lien, deed of trust, lease, agreement, permit, concession, franchise, license, instrument, order, judgment or decree which would require the consent of another to the execution of this Agreement or the transactions contemplated hereby.

         (b) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Buyer will not: (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a default under, or otherwise give any person a basis for nonperformance under, any material indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which Buyer is a party or by which Buyer is bound or to which any of its properties or assets is subject; or (ii) result in the violation of the provisions of the Certificate of Incorporation or Bylaws of Buyer, or any order, writ, injunction or decree of any court or any arbitrator having jurisdiction over the Buyer, or any applicable law or regulation.

         3.4      Fees and Commissions.

                  Buyer has taken no action and has entered into no agreement, understanding or other arrangement that would obligate Buyer or Seller to pay any broker or finder's fee or other similar fee or commission to any agent, broker, investment banker or other firm or person in connection with any of the transactions contemplated by this Agreement, except for Chapman Partners, whose fees shall be the exclusive responsibility of Buyer. Buyer shall indemnify and hold Seller harmless with respect to any claim of any third party for such fee or commission claiming by, through or under Buyer.

         3.5      Sufficient Funds.

                  On the Closing Date, Buyer will have sufficient funds to consummate the transactions contemplated hereby.

         3.6      Accuracy of Statements.

                  No representation or warranty by Buyer in this Agreement or in any Exhibit or Schedule to this Agreement, or in each other agreement, instrument or other document required to be executed by it hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements herein or therein not misleading.

                                    ARTICLE 4
                           CONDUCT OF THE BUSINESS AND
                          OTHER MATTERS PENDING CLOSING

         4.1 Conduct of Business. During the period commencing on the date hereof and continuing through the Closing Date, Seller shall (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing):

         (a) Use all reasonable efforts to keep available the services of the Plant Employees (as defined in Section 7.2);

         (b) Not sell, lease or otherwise dispose of any of the Assets, except in the ordinary course of business or sell, sublease, assign, surrender its interests in or otherwise dispose of any of the Assumed Contracts;

         (c) Not create, assume or incur the creation of any Lien which cannot be discharged at or prior to Closing, other than Permitted Liens, in respect of any of the Assets or the wholesale business;

         (d) Not modify, amend, alter or terminate (whether by written or oral agreement) any right of Seller which would have a material adverse effect on the Assets or the Assumed Contracts;

         (e) Maintain property and liability insurance covering the Assets and its wholesale business in the amounts and with coverage at least as great as the amounts and coverage in effect as of December 1, 1997;

         (f) Maintain the Assets in the same condition as the condition that they existed as of December 1, 1997, ordinary wear and tear excepted, and use reasonable efforts to preserve Seller's possession and control of all of the Assets;

         (g) Maintain the books, accounts and records related to its wholesale business in a manner consistent with past practice and sound business practices;

         (h) Comply with all applicable law relating to Seller or to the conduct of its business, and conduct its business so that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date, except for changes permitted or contemplated by the terms of this Agreement and except for any representations or warranties that by their terms are limited to a specific date;

         (i) Provide Buyer with prompt written notice of any material adverse change in the Assets or Seller's wholesale business operations;

         (j) Consistent with its prior practices, (Seller shall) maintain in inventory at the plant quantities of goods, supplies and materials that are sufficient to allow Buyer to continue to operate the Plant immediately after the Closing Date free of any unusual shortage of such items, and (Seller shall) maintain in inventory at The SYGMA Network, Inc. ("SYGMA") quantities of Product (as such term is defined in the Supply Agreements) in compliance with the relevant agreements between Seller and SYGMA and in compliance with Sygma inventory levels required under the Supply Agreements;

         (k) Operate its wholesale business only in the ordinary course so as to preserve the goodwill of its suppliers, customers and others having business relations with Seller;

         (l) Not enter into any transaction which is outside the ordinary course of business or enter into any supply contract either as a buyer or seller which contracts individually or in the aggregate require payments in excess of Fifty Thousand Dollars ($50,000) and which are for a term in excess of six (6) months or which cannot be terminated by Seller or its successors or assigns upon thirty
(30) days prior written notice; and

         (m) Not take or permit any action that, if taken or permitted immediately prior to the execution of this Agreement would constitute a breach of the representations and warranties in this Article 4.

         4.2      Access.

         (a) Seller shall provide Buyer and its accountants, counsel and other representatives reasonable access during operating hours during the period prior to and on the Closing Date to the Plant, Plant Employees and, during such period, and to the extent material, shall furnish promptly to Buyer, without request, a copy of each report, notice and other document (other than tax returns) filed or received by, or on behalf of, Seller to the extent that it relates to the Assets during such period pursuant to the requirements of applicable regulatory law and, upon reasonable request, all other material information (other than financial data or information), pertaining to the Assets or the Plant Employees.

         (b) Except as may be required by law, Buyer will hold any information acquired pursuant to this Section 4.2 in strict confidence until after the Closing or until such time as such information otherwise becomes publicly available through no action of Buyer, and shall not disclose any of it except to Buyer's directors, officers, employees, agents, accountants, counsel and other representatives in connection with the negotiation and consummation of the transactions contemplated by this Agreement. If this Agreement is terminated in accordance with Article 9 hereof, Buyer will return to Seller all documents, work papers and other materials obtained from Seller and all copies thereof, whether so obtained before or after the execution hereof, and will otherwise keep confidential such information.

         4.3      Obtaining Approvals.

                  Seller and Buyer shall use their respective best efforts (but without being obligated to pay any financial or other consideration) to obtain prior to the Closing Date, any necessary consent, authorization, amendment or approval of, or exemption by: (a) any governmental body or agency or instrumentality thereof; and (b) any other person whose consent or approval is required as a condition precedent to the consummation of the transactions contemplated by this Agreement.

         4.4      Obligations Concerning Employees.

                  From the date of this Agreement through the Closing Date, Buyer shall have the right upon reasonable notice to Seller during normal business hours and without unreasonable disruption of the operation of the Business, to interview the Plant Employees and otherwise conduct hiring procedures with regard to its possible hiring of Plant Employees, but, except as contemplated in Section 7.2, shall have no obligation to offer employment to any Plant Employee.

         4.5      Payment of Certain Transactional Costs and Taxes.

         (a) Seller shall pay, and Au Bon Pain shall cause Seller to pay, all sales taxes, other property transfer taxes, all documentary or other stamp taxes and all similar taxes, including without limitation income taxes, if any, arising out of or related to the transactions contemplated by this Agreement. Buyer shall pay all filing, recording, notarial and similar fees with respect to the transfer of any of the Assets.

         (b) If Seller or Buyer intends to treat the transfer of any Asset to Buyer as exempt from any Tax imposed on transfers of similar property, such party shall furnish the other with a certificate or other evidence reasonably satisfactory to the other party that such exemption is applicable.

         (c) Any periodic real or personal property tax imposed by any state or local governmental unit on a Asset with respect to a taxable period that includes the Closing Date shall be apportioned on a per diem basis with Seller being responsible for payment of such Tax apportioned to the part of such taxable period that occurs prior to the Closing Date.

         4.6      The Real Property.

         (a) Condition of the Real Property. Subject to Article 10, Seller shall use reasonable efforts to maintain the Real Property in the same condition in which it existed as of December 1, 1997, ordinary wear and tear excepted, to the Closing Date and, on such date, Seller shall tender possession of the Real Property to Buyer. Immediately prior to Closing, Buyer shall conduct a "walk-through" inspection of the Real Property to verify that it is in the condition required herein.

         (b) Seller's Deliveries. As soon as practicable, but no later than the Closing Date, Seller shall make available to Buyer correct and complete copies of the following (to the extent in Seller's or Au Bon Pain's possession or otherwise available to Seller or Au Bon Pain without undue effort or expense): (i) all documentation relative to the zoning classification, special use permits and zoning or other land use restrictions imposed upon or in respect to the Real Property; (ii) certificates of occupancy and other governmental licenses and permits issued in respect to or required for the present use and occupancy of the Real Property; (iii) all as-built plans and specifications for the improvements to the Real Property, soil tests, engineering studies, environmental audits or reports, reports of insurance carriers, agreements, plats, plans, drawings, surveys, specifications, title insurance policies, and other like documents, instruments and items relating to the Real Property; (iv) all notifications received by Seller or Au Bon Pain asserting that the Real Property, or any portion thereof, do not comply with any law, rule, regulation, order, code, permit or other legal requirement; and (v) all real estate tax bills and all utility and, to the extent available, other operating expense bills relating to the operation of the Real Property for the current year or the last two (2) calendar years immediately preceding the date hereof.

         4.7      Bulk Transfer Compliance.

                  Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction with respect to the transactions contemplated by this Agreement. Seller and Au Bon Pain shall, jointly and severally, indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses directly resulting from or arising out of the parties' decision to waive compliance with any of such laws with respect to the transactions contemplated by this Agreement.

         4.8      Release of Affiliate Encumbrances.

                  All encumbrances of any kind or nature whatsoever in favor of any affiliate of Seller on the Assets will be removed by Seller on or prior to the Closing Date.

         4.9      Supplements to Schedules and Exhibits.

                  Seller and Au Bon Pain shall deliver to Buyer prior to the Closing a written statement disclosing any untrue statement of a material fact in this Agreement or any Exhibit or Schedule hereto (or supplement thereto) or document furnished pursuant hereto promptly upon the discovery of such untrue statement, accompanied by a written supplement to any Exhibit or Schedule to this Agreement that may be affected thereby. No such disclosure by Seller or Au Bon Pain shall be deemed to modify, amend or supplement the representations or warranties of Seller or Au Bon Pain, as the case may be, or the Schedules and Exhibits hereto for the purposes of Article 5, unless Buyer shall have consented thereto in writing.

         4.10     Non-Competition.

         (a) For and in consideration of Buyer's payment of the Purchase Price, Seller covenants and agrees that it will not for a period of five (5) calendar years from the Closing Date for itself, or as an agent of or on behalf of, or in conjunction with, any person, firm, corporation, partnership or other entity or otherwise in any manner or capacity, engage in or have any interest in, or in any way assist in the manufacture and sale of bakery goods in the United States, Mexico or Canada (the "Territory").

         (b) Although the parties consider the restrictions contained in Section 4.10(a) to be reasonable, if a final nonappealable determination is made by a court of competent jurisdiction that the time or Territory or any other restriction contained in Section 4.10(a) is an unreasonable or otherwise unenforceable restriction against Seller, neither this Agreement nor the provisions of Section 4.10(a) shall be rendered void, but shall be deemed amended to apply as to such maximum time, territory and scope and to such other extent as permitted by law and as determined by such court under the circumstances involved.

         4.11     Non-Solicitation.

                  Seller shall not, directly or indirectly, for five (5) years after the Closing Date, solicit or hire any employee of Buyer, unless the employment of such employee has been terminated by Buyer, or Buyer consents thereto.

                                    ARTICLE 5
                              CONDITIONS TO CLOSING

         5.1      Conditions of Buyer.

                  The obligation of Buyer to purchase the Assets, to assume the Assumed Liabilities, and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

         (a) No preliminary or permanent injunction or other order by any United States or state court or by any governmental body or agency or instrumentality thereof that prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect;

         (b) There shall not be pending or threatened any action or proceeding before or by any governmental body or agency or instrumentality thereof or court, domestic or foreign: (i) challenging the acquisition by Buyer of the Assets or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking material damages in connection therewith; or (ii) seeking to restrain or prohibit Buyer's direct or indirect ownership of the Assets or rights under the Assumed Contracts or operation of the Plant as contemplated by this Agreement and the Supply Agreements;

         (c) There shall not be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable by Buyer to the consummation of the transactions contemplated by this Agreement by any United States or state governmental body or agency or instrumentality thereof or court that (i) would prohibit Buyer's direct or indirect ownership of any material portion of the Assets, (ii) would render Buyer or Seller unable to consummate the transactions contemplated by this Agreement or (iii) would make such consummation illegal;

         (d) The parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Buyer, by and from all third parties, including but not limited to governmental or regulatory authorities, whose order, consent, approval or clearance is required by contract or applicable law for the consummation of the sale of the Assets and the other transactions herein contemplated;

         (e) All waiting periods, if any, under the HSR Act (as defined in Section 7.3) shall have expired or been terminated;

         (f) The representations and warranties of Seller and Au Bon Pain in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and Seller and Au Bon Pain shall have complied with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date;

         (g) Seller shall have delivered to Buyer the Deed, Bill of Sale and such other documentation as contemplated by this Agreement in each case in form and substance reasonably satisfactory to Buyer;

         (h) Buyer and Seller shall each have executed and delivered to the other a closing statement setting forth the Purchase Price, the closing adjustments and apportionments and the application thereof at the Closing as contemplated by Section 1.3 (the "Closing Statement");

         (i) Each of Au Bon Pain and Saint Louis Bread shall have entered into a Supply Agreement for the purchase of bakery products from Buyer's operation of the Plant pursuant to Section 7.1;

         (j) Each of Au Bon Pain and Saint Louis Bread shall have executed and delivered to Buyer a non-exclusive Manufacturing License to manufacture the Wholesale Products pursuant to Section 7.1;

         (k) Seller shall have executed and delivered a certification of non-foreign status in the form attached as Exhibit 5.1(k);

         (l) [Intentionally omitted];

         (m) Buyer shall have received all appropriate assurances regarding the delivery by holders of Liens of all termination statements and instruments of release, which are sufficient in form and substance satisfactory to Buyer and its counsel, to release and discharge all Liens on the Assets, except for Permitted Liens, and all necessary consents to assignment of the Assumed Contracts to Buyer shall have been received by Buyer;

         (n) Buyer shall have received a certificate of the Secretary or Assistant Secretary of Seller to the effect set forth on Exhibit 5.1(n);

         (o) Buyer shall have received a certificate of the Seller signed by a Vice President or more senior officer of the Seller to the effect set forth on
Exhibit 5.1(o);

         (p) Seller shall have delivered to Buyer one or more certificates as to the legal existence and corporate good standing of Seller, dated not more than ten (10) days prior to the Closing Date, from the Secretary of State of Delaware and the Secretary of State of Missouri;

         (q) Buyer shall have received the legal opinion of Gadsby & Hannah LLP substantially in the form attached as Exhibit 5.1(q);

         (r) There shall have been no material adverse change to the Assets or wholesale business of Seller, since December 1, 1997;

         (s) Buyer shall have received a title insurance policy from Chicago Title Insurance Company consistent with the commitment for title insurance attached hereto as Exhibit 5.1(s)(1) (except that Items No. 10, 11 and 12 shall be discharged at the Closing and deleted from such title policy and such policy may take exception for Item No. 8 on Schedule 1.6(a)), which policy shall also confirm by an updated survey of the Real Property that: (i) the location of the easements shown on the survey prepared by Engineering Survey & Services dated July 13 and 19, 1995, a copy of which is attached hereto as Exhibit 5.1(s)(2);
(ii) the location of a certain easement to Missouri-American Water Company as shown on the plan recorded with said easement at Book 285, Page 803, and (iii) the lagoons owned and/or operated by the City of Mexico, Missouri located to the south of the Real Property do not encroach onto the Real Property, or if an encroachment does exist, that affirmative coverage can be secured that the location of the lagoons do not prohibit the use of the improvements on the Real Property as currently constructed;

         (t) Seller shall have taken, or caused to be taken, such further actions, and executed and delivered such other agreements, instruments and documents as are provided for in this Agreement or as may reasonably be requested by Buyer consistent with the terms of this Agreement or as may be necessary or convenient to consummate the transactions contemplated hereby or in connection herewith;

         (u) Buyer shall have received assignment and assumption agreements with respect to the Assumed Contracts, in a form reasonably satisfactory to Buyer, Seller and any third party whose consent is required to effectively assign the Assumed Contracts to Buyer;

         (v) Buyer shall have received assignment and assumption agreements with respect to the Assumed Liabilities;

         (w) Buyer shall have received all keys to the Assets; and

         (x) Buyer shall have received a clearance certificate or other similar document(s) which may be required by any state or foreign taxing authority in order to relieve Buyer of any obligations with respect to Seller's Taxes.

         5.2      Conditions of Seller.

                  The obligation of Seller to sell, assign and transfer the Assets, transfer the Assumed Liabilities to Buyer, and to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

         (a) no preliminary or permanent injunction or other order by any United States or state court or by any governmental body or agency or instrumentality thereof that prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect;

         (b) there shall not be pending or threatened any action or proceeding before or by any governmental body or agency or instrumentality thereof or court, domestic or foreign (i) challenging the sale by Seller of the Assets or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking material damages in connection therewith; or (ii) seeking to restrain or prohibit Buyer's direct or indirect ownership of the Assets or operation of the Plant as contemplated by this Agreement and the Supply Agreement;

         (c) there shall not be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable by Seller to the consummation of the transactions contemplated by this Agreement by any United States or state governmental body or agency or instrumentality thereof or court that (i) would prohibit Buyer's direct or indirect ownership of the Assets, (ii) would render Buyer or Seller unable to consummate the transactions contemplated by this Agreement, or (iii) would make such consummation illegal;

         (d) the parties hereto shall have secured all appropriate orders, consents, approvals and clearances, in form and substance reasonably satisfactory to Seller, by and from all third parties, including but not limited to governmental or regulatory authorities, whose order, consent, approval or clearance is required by contract or applicable law for the consummation of the sale of the Assets and the other transactions herein contemplated;

         (e) all applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

         (f) the representations and warranties of Buyer in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on the Closing Date and Buyer shall have complied in all material respects with all covenants and agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date;

         (g) Buyer and Seller shall each have executed and delivered the Closing Statement contemplated by Section 1.3;

         (h) Buyer shall have entered into with each of Au Bon Pain and Saint Louis Bread a Supply Agreement for the purchase of bakery products from Buyer's operation of the Plant pursuant to Section 7.1;

         (i) Buyer shall have executed and delivered to each of Au Bon Pain and Saint Louis Bread a counterpart copy of the non-exclusive Manufacturing License for the manufacture of the Wholesale Products pursuant to Section 7.1;

         (j) Seller shall have been paid the Purchase Price in lawful currency of the United States of America by wire transfer of immediately available funds pursuant to Section 1.2;

         (k) All necessary consents to assignment of the Assumed Contracts to Buyer shall have been received by Seller;

         (l) Seller shall have received a certificate of the Secretary or an Assistant Secretary of the Buyer to the effect set forth in Exhibit 5.2(l);

         (m) Seller shall have received a certificate of the Buyer signed by a Vice President or more senior officer of the Buyer to the effect set forth in
Exhibit 5.2(m);

         (n) Buyer shall have delivered to Seller one or more certificates as to the legal existence and corporate good standing of Buyer from the Secretary of State of Delaware and the Secretary of State of Missouri;

         (o) Seller shall have received the legal opinion of Murray H. Warschauer substantially in the form attached as Exhibit 5.2(o); and

         (p) Buyer shall have taken, or caused to be taken, such further actions, and executed and delivered such other agreements, instruments and documents as are provided for in this Agreement or as may reasonably be requested by Seller consistent with the terms of this Agreement or as may be necessary or convenient to consummate the transactions contemplated hereby or in connection herewith.

                                    ARTICLE 6
                            SURVIVAL; INDEMNIFICATION

         6.1      Survival of Representations, Warranties and Covenants.

                  Except as may expressly be provided in this Agreement, the covenants contained in this Agreement shall survive the Closing Date indefinitely. The representations and warranties shall survive for a period of twenty-four (24) months following the Closing Date, except that any representation and warranty contained in Sections 2.1, 2.2 and 2.3 shall survive indefinitely, and except that any representation or warranty contained in
Section 2.7 shall survive until the expiration of the applicable statute of limitations and any representation or warranty contained in Section 2.11 shall survive for six (6) months after the expiration of the applicable statute of limitations. Any claim for indemnification hereunder for a breach of any representation or warranty shall be made on or prior to the date, if any, on which the survival period for such representation or warranty expires, it being understood that claims made on or prior to such expiration date shall survive such expiration date.

         6.2      Indemnification.

         (a) Seller shall indemnify, defend and hold Buyer, and each of its officers, directors, employees, and agents, harmless from and against any and all loss, cost, damage, expense, or liability (including, without limitation, judgments, settlements and reasonable attorneys' fees) (collectively, "Damages") arising out of or resulting from (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; and
(ii) any failure of Seller to perform or fully observe any covenant, agreement, condition or provision to be performed or observed by it pursuant to this Agreement.

         (b) Buyer shall indemnify, defend and hold Seller, and each of its officers, directors, employees, and agents, harmless from and against any and all Damages arising out of or resulting from: (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or in any writing delivered pursuant to this Agreement or at the Closing; and (ii) any failure by Buyer to perform or fully observe any covenant, agreement, condition or provision to be performed or observed by it pursuant to this Agreement.

         (c) Any provision hereof to the contrary notwithstanding (except with respect to the Supply Agreements): (i) the indemnification provided for hereunder shall constitute the exclusive remedy for any Damages arising out of, resulting from, or related to this Agreement, regardless of whether the legal theory for such claim for Damages is based in tort, contract or otherwise; and
(ii) such Damages shall in no event exceed the Purchase Price plus the aggregate amount due under the Assumed Liabilities, including without limitation, the Assumed Contracts. No party shall be entitled to seek indemnification pursuant to Sections 6.2(a) or 6.2(b) until the aggregate amount of the Damages actually incurred exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Deductible Amount"). In the event that the Deductible Amount is exceeded, the indemnified parties shall be entitled to seek indemnification only to the extent of Damages incurred in excess of the Deductible Amount.

         (d) Any claim for indemnity under this Section 6.2 shall be delivered in writing in accordance with Section 11.2 hereof within thirty (30) days of a discovery by the indemnified party of such claim to the indemnifying party and such claim shall set forth with reasonable specificity the amount claimed and the underlying facts supporting such claim; provided, however, that the failure of an indemnified party to so notify an indemnifying party within such thirty
(30) day period shall not relieve the indemnifying party of its obligation to indemnify under this Agreement unless the rights of the indemnifying party are thereby materially prejudiced. The indemnifying party shall have thirty (30) days to accept or dispute such claim. Any undisputed claims shall be satisfied as set forth above. With respect to any disputes that the parties are not mutually able to resolve, each of the parties hereby consents to the nonexclusive jurisdiction of the courts of the State of Missouri, and of the United States District Courts located in the State of Missouri, and to any court to which an appeal from any of the foregoing courts may be taken.

         (e) If a third party asserts a claim against any indemnified party for which indemnification would be available under this Section 6.2 (a "Third Party Claim"), the indemnified party shall promptly give notice of the Third Party Claim, describing the Third Party Claim with reasonable specificity, to the indemnifying party; provided, however, that the failure to give such notice shall not affect the right of the indemnified party to indemnification hereunder unless such failure materially prejudices the ability of the indemnifying party to defend any Third Party Claim or take any other remedial action. The indemnifying party shall be entitled to assume the defense of the Third Party Claim, including the employment of counsel reasonably satisfactory to the indemnified party. The indemnified party may participate in any such proceeding at its own expense. In addition, in the event that such indemnifying party, within a reasonable time after notice of any Third Party Claim, fails to defend any indemnified party, such indemnified party shall (upon further notice to such indemnifying party) have the right to undertake its defense of the Third Party Claim for the account of such indemnifying party and to have its expenses reimbursed promptly by the indemnifying party with respect to the Third Party Claim. Regardless of which party is controlling the defense of any Third Party

Claim, (i) both the indemnifying party and the indemnified party shall act in good faith and (ii) no settlement of such Third Party Claim may be agreed to without the written consent of the indemnifying party. The controlling party shall promptly deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals, orders or other written statements relating to the matter, whether received or submitted in connection with the defense of the Third Party Claim, and timely notices of any hearing or other court proceeding relating to the Third Party Claim.

                                    ARTICLE 7
                       ADDITIONAL COVENANTS OF THE PARTIES

         7.1      Manufacturing.

         (a) At the Closing, Buyer shall enter into Supply Agreements with each of Au Bon Pain and Saint Louis Bread in the forms attached as Exhibit 7.1(a)(1)-(2).

         (b) At the Closing, each of Au Bon Pain and Saint Louis Bread Seller shall grant to Buyer a license to manufacture certain wholesale products pursuant to Manufacturing Licenses in the forms attached as Exhibit 7.1(b)(1)-(2) (the "Manufacturing Licenses"). Except to the extent expressly provided for in each Manufacturing License, Buyer shall not use in any manner any of the trade names, brands, trademarks or trade dress of Seller, Au Bon Pain or Saint Louis Bread except in the manufacture and sale of products to Au Bon Pain, Saint Louis Bread and their respective franchise systems pursuant to the Supply Agreements. Subject to the rights granted in the Manufacturing Licenses, all product recipes, formulas, specifications, manufacturing processes or preparation procedures and any other trade secrets and information used to manufacture product for Au Bon Pain or Saint Louis Bread (including, without limitation, information related to the cost of products) shall remain solely the property of Seller, regardless of whether developed or modified by Buyer or Seller. All such information shall be kept strictly confidential by Buyer.

         (c) As used in this Agreement, the term "Proprietary Information" shall mean any knowledge or information, written or oral, which relates in any manner to the respective businesses of Buyer and Seller which is confidential and proprietary information of the Disclosing Party (as defined below), including, without limitation, with respect to the Wholesale Products, whether disclosed prior to, on or after the date of this Agreement, including, without limitation, the recipes, formulas, specifications, manufacturing processes, preparation procedures, financial information, equipment, marketing methods, demographic and trade information, customer profiles and preferences, costs, development plans, products and production techniques and all related trade secrets and proprietary information treated as such by the Disclosing Party, whether by course of conduct, by letter or report, or by the use of an appropriate stamp or legend designating such information to be confidential or proprietary. As used herein, the term "Disclosing Party" shall mean the party to this Agreement which discloses or makes available Proprietary Information to the Receiving Party, and the term "Receiving Party" shall mean the party to this Agreement to whom Proprietary Information is disclosed or made available by the Disclosing Party, provided however that with respect to the Wholesale Products, Buyer shall be deemed the Disclosing Party and Seller shall be deemed the Receiving Party.

         (d) The Receiving Party shall hold all Proprietary Information in confidence, shall use such Proprietary Information only for the benefit of the Disclosing Party and disclose such Proprietary Information only to the Receiving Party's officers, directors, employees and agents in order to assist the Receiving Party in performing its obligations under this Agreement. The Receiving Party shall not disclose Proprietary Information to any other Person, provided, however, the Receiving Party may disclose Proprietary Information to a corporate Affiliate of the Receiving Party if such Affiliate first agrees in writing to be bound by the covenants contained in this Agreement with respect to the use and nondisclosure of Proprietary Information.

         (e) The obligations and prohibitions set forth in this Section 7.1 shall not apply to any Proprietary Information that is required to be disclosed by applicable law or that is shown, by preexisting documentary evidence or other reliable evidence, to be information: (i) that was known by the Receiving Party prior to the exchange of information in contemplation of this Agreement; (ii) entered into the public domain other than through the act of the Receiving Party; (iii) is independently developed by the Receiving Party; or (iv) is rightfully received by the Receiving Party from a third party who is not obligated to the Disclosing Party to keep such information confidential.

         7.2      Employment of Seller's Employees.

                  Effective as of the Closing Date, Seller shall terminate the employment of all employees, supervisors, agents and other persons hired or retained by Seller in connection with its ownership and operation of the Plant ("Plant Employees"). Buyer shall have no obligation to hire any Plant Employees, although Buyer may interview and make offers to hire any such Plant Employees if Buyer so elects in its sole and absolute discretion. Buyer shall disclose to Seller the identity of any Plant Employees it chooses not to hire not less than two (2) weeks prior to the Closing Date. Regardless of whether Buyer offers to employ any Plant Employees, with respect solely to events occurring prior to (or on) the Closing Date, Seller shall be liable for all termination and severance costs, if any, to which any Plant Employees are entitled; provided, however, that Buyer shall offer employment to a sufficient number of Plant Employees so that Seller shall have no duties or obligations under the federal WARN Act.

         7.3      Hart-Scott-Rodino.

                  Buyer and Seller shall each use their best efforts to prepare and submit within ten (10) business days after the date of this Agreement to the U.S. Department of Justice and the Federal Trade Commission such pre-merger notifications, if any, as are required by the Hart-Scott-Rodino Act (the "HSR Act") and, in connection with such notifications, to request early termination of all applicable waiting periods.

         7.4      Payment of Taxes.

                  Seller shall timely pay, and Au Bon Pain shall cause Seller to pay, before the same shall become delinquent and before penalties accrue thereon, all Taxes (including any Taxes incurred in connection with the transactions contemplated by this Agreement), (a) shown (or required to be shown) on any Return (or amendment thereto) filed (or required to be filed) by Seller before, on or after the Closing Date, or (b) that become due from or payable by Seller before, on or after the Closing Date. This Section 7.4 shall not apply with regard to any Tax to the extent that the Assets cannot be made subject to a lien for such Tax and Buyer cannot be made liable for such Tax. Each party shall be responsible for filing Forms W-2 with respect to the 1998 taxable year in accordance with the "Standard Procedure" described in Rev. Proc. 84-77, 1984-2 C.B. 753. The responsibility for all other information returns shall be allocated similarly.

         7.5      Cooperation and Records Retention.

                  From time to time, Seller and Buyer shall provide, and shall cause their respective accountants and other representatives to provide, to each other on a timely basis, the information (including but not limited to work papers) that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Return or the examination by any taxing authority or other administrative or judicial proceeding relating to any Return. Seller and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Returns for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Returns.

         7.6      Tax Elections.

                  No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Assets shall be made by Seller after the date of this Agreement without the prior written consent of Buyer.


                                    ARTICLE 8
                                     CLOSING

         8.1      Closing Date.

                  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 9, the sale of the Assets to Buyer by Seller and the consummation of the other transactions contemplated by this Agreement (the "Closing") shall occur at 11:00 a.m. onMarch 20, 1998, at the offices of Gadsby & Hannah LLP, 225 Franklin Street, Boston, Massachusetts 02110, or at such other hour or place or on such other date as may be agreed upon by Seller and Buyer upon the fulfillment of all conditions precedent to the Closing (such date being referred to herein as the "Closing Date"). Actual possession of the Assets shall be delivered to Buyer at 12:01 a.m. on the day following the Closing Date (the "Possession Time").

         8.2      Deliveries at Closing by Seller.

                  At Closing, Seller shall:

                  (a) execute and deliver to Buyer any and all instruments of sale, assignment and other documents reasonably requested by Buyer to effect the transfer of the Assets to Buyer, to effect the assumption of the Assumed Liabilities by Buyer, or otherwise to consummate the transactions contemplated hereby, including without limitation:

                           (i) the Deed;

                           (ii) other documents and certificates relating to the transfer of Plant which are customary in transactions similar to the transactions contemplated by this Agreement, such as certificates of value, affidavits of non-foreign status, affidavits as to mechanics liens, and the like, including items reasonably requested by Buyer's title insurer;

                           (iii) one or more assignment and assumption agreements with respect to the Assumed Contracts to be acquired by Buyer hereunder, in a form reasonably satisfactory to Buyer, Seller and any third party whose consent is required to effectively assign the Assumed Contracts to Buyer;

                           (iv) an assignment and assumption agreement with respect to the Assumed Liabilities in the form attached as Exhibit 8.2(a)(iv);

                           (v) a blanket bill of sale and assignment covering all Assets in the form attached as Exhibit 1.6(b);

                           (vi) such other documents, including instruments of sale, transfer and assignment, transferring, assigning and conveying the Assets as shall be reasonably requested by Buyer to evidence the transfer of any of the Assets in accordance with this Agreement; and

                           (vii) possession of the Assets and all keys thereto.

                  (b) Execute and deliver the closing certificates in the forms attached hereto as Exhibit 5.1(n) and Exhibit 5.1(o), each duly executed as provided herein;

                  (c) Deliver certificates of good standing or the equivalent, dated not more than ten (10) calendar days prior to the Closing Date, attesting to the good standing of Seller and Au Bon Pain as corporations under the laws of the State of Delaware;

                  (d) Deliver all consents, amendments, assignments, estoppel letters, authorizations and approvals required pursuant to Article 5 as a condition to Closing;

                  (e) Deliver all clearance certificates or other similar documents that may be required by any state or foreign taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price;

                  (f) Deliver to Buyer an opinion of Gadsby & Hannah LLP, counsel for Seller, in the form attached as Exhibit 5.1(q);

                  (g) Execute and deliver a receipt for the Purchase Price and all other consideration to be paid pursuant to Section 1.2;

                  (h) Deliver to Buyer duly executed Supply Agreements; and

                  (i) Deliver all other previously undelivered documents and material required to be delivered by Seller to Buyer at or prior to the Closing.

         8.3      Deliveries at Closing by Buyer.

                  At Closing, Buyer shall deliver to Seller:

                  (a) The Purchase Price and other consideration as provided in
Section 1.2 hereof;

                  (b) An assumption and assignment agreement with respect to the Assumed Liabilities in the form attached as Exhibit 8.2(a)(iv);

                  (c) The closing certificates in the form attached as Exhibit 5.2(l) and Exhibit 5.2(m), each duly executed as provided herein;

                  (d) A resale tax exemption certificate, if applicable;

                  (e) An executed opinion of Murray H. Warschauer, counsel for Buyer, in the form attached as Exhibit 5.2(o); and

                  (f) Execute and deliver to Seller the Supply Agreements.

                  (g) All other previously undelivered documents and material required to be delivered by Buyer to Seller at or prior to the Closing.

         8.4      Simultaneous Closing.

                  All actions taken at the Closing shall be deemed to be performed simultaneously and the Closing shall not be deemed to have occurred until all required actions of the parties pursuant to this Agreement have been performed or waived. The parties shall deliver such additional documents and take such additional actions as may reasonably be deemed necessary to complete the transactions contemplated by this Agreement.

                                    ARTICLE 9
                                   TERMINATION

         9.1      Termination.

                  This Agreement may be terminated and the transactions contemplated herein may be abandoned prior to the Closing Date:

                  (a) by the mutual consent of Seller and Buyer;

                  (b) by Seller or Buyer, if the Closing has not occurred on or before June 30, 1998;

                  (c) by Buyer if there has been a misrepresentation, breach of warranty or breach of covenant by Seller hereunder, provided Buyer is not then in material default of its obligations hereunder;

                  (d) by Seller if there has been a misrepresentation, breach of warranty or breach of covenant by Buyer hereunder, provided Seller is not then in material default of its obligations hereunder;

                  (e) by Seller if any of the conditions precedent to Seller's obligations hereunder shall have become incapable of fulfillment through no fault of Seller; and

                  (f) by Buyer if any of the conditions precedent to Buyer's obligations hereunder shall have become incapable of fulfillment through no fault of Buyer.

         9.2      Procedure Upon Termination.

                  In the event of the termination of this Agreement by either party pursuant to Section 9.1(b)-(f), written notice thereof shall be given forthwith to the other party to this Agreement, and this Agreement shall terminate and be abandoned without further action by Seller or Buyer. Upon termination of this Agreement pursuant to Section 9.1(a),(b), (e) or (f), there shall be no liability or obligation on the part of either Seller or Buyer to the other under this Agreement or in connection with the transactions contemplated hereby; provided that, no such termination of this Agreement will relieve any party of liability for any breach of this Agreement prior to such termination; provided, further that the obligations of Buyer set forth in Section 7.1(d) shall survive the termination of this Agreement. In the event of a termination pursuant to Section 9.1(c)-(d) hereof, such termination shall be without prejudice to any rights that the terminating party may have against the other party or any other party under the terms of this Agreement or otherwise.

                                   ARTICLE 10
                            CASUALTY AND CONDEMNATION

         10.1     Casualty.

                  (a) Until the Possession Time, the risk of loss of or damage to the Assets shall be and remain with Seller. If prior to the Possession Time, there shall occur destruction, loss or damage to any of the Assets due to fire, flood, accident, explosion, seismic vibration, riot, mud slide, act of God, public enemy or other casualty (an "Event of Casualty"), Seller shall give Buyer prompt written notice of such destruction, loss or damage and shall apply all insurance proceeds to restore the Assets to substantially the same condition as they were in prior to the destruction, loss or damage.

                  (b) If the insurance proceeds payable by reason of an Event of Casualty (plus the amount of any deductible) are not sufficient to pay all costs of repair of such destruction, loss or damage, and if Seller does not undertake to repair such destruction, loss or damage to substantially the same condition as they were in prior to the destruction, loss or damage, Buyer may, at Buyer's option, terminate this Agreement and the transactions contemplated thereby.

         10.2     Condemnation

                  If prior to the Possession Time, all or any part of the Assets shall be taken, or threatened to be taken in the exercise of the power of eminent domain by any sovereign, municipality or other public or private authority or otherwise impaired by any governmental agency or authority, Seller shall give Buyer prompt written notice of such taking or threatened taking or impairment within five (5) business days after it becomes aware thereof. In the event such taking or impairment would materially interfere with the use and operation of the Business as conducted prior to the Closing Date, Buyer may, at its option, terminate this Agreement and the transactions contemplated thereby.


                                   ARTICLE 11
                               GENERAL PROVISIONS

         11.1 Complete Agreement; No Third Party Rights; Choice of Law; Counterparts.

                  This Agreement: (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings (both written and oral), among the parties hereto with respect to the subject matter hereof; (b) is not intended to confer upon any person any rights or remedies hereunder or with respect to the subject matter hereof except as specifically provided in this Agreement; (c) shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Missouri; and (d) may be executed in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute a single agreement.

         11.2     Notices.

         Except as may otherwise expressly be provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the addresses set forth below, (b) in the case of facsimile transmission, immediately upon confirmation of completion of transmission, (c); in the case of mailed notice, five (5) business days after deposit in the mail, with proper postage for registered or certified mail, return receipt requested, prepaid, or (d) in the case of notice by Federal Express or other reputable overnight courier service, two (2) business days after delivery to such courier service, addressed to the party to be notified as follows:

         If to Seller:                      c/o Au Bon Pain Co., Inc.
                                            19 Fid Kennedy Avenue
                                            Boston, Massachusetts  02210-2497
                                            Attention: Mr. Ronald M. Shaich
                                                       Co-Chairman and
                                                       Chief Executive Officer
                                                       and
                                                       Mr. Louis I. Kane
                                                       Co-Chairman

                                            telecopier (617) 423-7879

         with a copy to:                    Gadsby & Hannah LLP
                                            225 Franklin Street
                                            Boston, Massachusetts 02110
                                            Attention: Walter D. Wekstein, Esq.
                                                       Lawrence R. Katz, Esq.

                                            telecopier (617) 345-7050

         If to Seller:                      Bunge Foods Corporation
                                            3701 Algonquin Road, Suite 360
                                            Rolling Meadows, Illinois 60008
                                            Attention: General Manager

                                            telecopier (847) 342-0029

         with a copy to:                    Bunge Corporation
                                            11720 Borman Drive
                                            St. Louis, Missouri 63146
                                            Attention: Legal Department

                                            telecopier (314) 994-6521

         11.3     Further Assurances.

                  Subject to the terms and conditions provided in this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, Seller or Buyer, as the case may be, shall take, or cause to be taken all such necessary actions.

         11.4     Expenses.

                  All costs and expenses incurred in connection with consummation of the transactions provided for in this Agreement shall be paid by the party or parties incurring the same.

         11.5     Amendment/Waiver.

                  This Agreement may be amended or modified only by a written instrument executed by both Buyer and Seller. Compliance with or performance under any term or provision of this Agreement may be waived only in writing signed by the party to be charged with such waiver.

         11.6     Successors and Assigns.

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party.

         11.7     Captions.

                  Captions and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.8     Sales Taxes.

                  Buyer shall solely be responsible for(a) any sales, transfer and similar taxes and all recording and similar fees applicable to the transactions contemplated by this Agreement; and (b) the costs and expenses incurred in connection with obtaining all permits and licenses required by Buyer to operate the Plant after the Closing.

         11.9     Public Announcements.

                  Neither Buyer nor Seller, without the prior consent of the other shall, disclose to any person or entity prior to the Closing the existence of this Agreement or the transactions contemplated hereby, except to the extent required by applicable law (including without limitation any securities law or regulation of the Securities and Exchange Commission or the National Association of Securities Dealers).

         11.10    Severability.

                  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         11.11    Exhibits and Schedules.

                  Each of the Exhibits and Schedules to this Agreement is hereby incorporated herein by this reference and expressly made a part hereof.

         11.12    Equitable Remedies.

                  Since damages, in the event of breach of any term or condition of this Agreement, would be difficult, if not impossible, to ascertain, the parties hereto may obtain in addition to any other remedy available to it, an injunction restraining such breach and specific performance of any such breached term or condition. No bonds or other securities shall be required in connection therewith.

         11.13    Joint Preparation.

                  This Agreement has been prepared jointly by the parties with assistance from their respective legal counsel.

         11.14    Investigations.

                  Buyer may rely upon the representations and warranties made by Seller and Au Bon Pain in this Agreement regardless of any investigation made, or which may be made, by or on behalf of Buyer except and to the extent of Buyer's actual knowledge at or prior to the Closing of the inaccuracy of any such representations and warranties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered into as an instrument under seal as of the day and year first above written.

                             BUNGE FOODS CORPORATION


                             By: /s/ Dexter M. Frye
                                 ---------------------
                                 Dexter M. Frye
                                 Senior Vice President


                             ABP MIDWEST MANUFACTURING CO., INC.


                             By: /s/ Ronald M. Shaich
                                 -----------------------
                                 Ronald M. Shaich,
                                 Executive Vice President


                             AU BON PAIN CO., INC.


                             By: /s/ Ronald M. Shaich
                                 ------------------------
                                 Ronald M. Shaich
                                 Co-Chairman and Chief Executive Officer

AMENDMENT TO ASSET PURCHASE AGREEMENT

      This amendment ("Amendment"), dated as of March 23, 1998, is to that certain Asset Purchase Agreement dated February 11, 1998 (the "Agreement") by and among ABP Midwest Manufacturing Co., Inc., a Delaware corporation ("Seller"), Au Bon Pain Co., Inc., a Delaware corporation ("Au Bon Pain"), and Bunge Foods Corporation, a Delaware corporation ("Buyer"), for, among other things, the sale of Seller's manufacturing plant in Mexico, Missouri (the "Plant") to Buyer. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     WHEREAS, the parties desire that the Agreement be amended to reflect changes that have occurred, and to correct inaccuracies discovered, since the parties entered into the Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that, anything to the contrary in the Agreement notwithstanding:

1. Schedule 1.1(f) to the Agreement, item 1, Delivery Order Number 6, incorrectly indicates that the following piece of equipment leased from Mercantile Leasing Corporation will be transferred to Buyer: Adamatic Double Bank Knife Divider/Former Model RK4200. This piece of equipment is not located at the Plant, is not used in the operation of the Assets being sold to Buyer, and, therefore, the lease obligations for this piece of equipment, as well as this piece of equipment, is to remain with Seller.

2. Section 1.1(i) to the Agreement is hereby deleted and restated in its entirety as follows:

          (i) All Seller's designs, models, prototypes, plans, specifications, engineering and other drawings and everything related thereto; all Seller's sales materials, catalogs, advertising, marketing and promotional materials; all Seller's customer and supplier lists, mailing lists; and copies of Seller's sales records, account histories, correspondence with customers, and records of purchases from correspondence with suppliers (collectively, the "Intangibles");

3. Schedule 1.7 to Exhibit 7.1(a)1 to the Agreement (which is Schedule 1.7 to the Au Bon Pain Supply Agreement) shall be deleted and replaced with the attached revised Schedule 1.7.

4. Schedule 1.7 to Exhibit 7.1(a)2 to the Agreement (which is Schedule 1.7 to the Saint Louis Bread Supply Agreement) shall be deleted and replaced with the attached revised Schedule 1.7.

5. Due to a change in product codes, Exhibit A to Exhibit 7.1(b)1 to the Agreement (which is Exhibit A to the Au Bon Pain Wholesale Manufacturing License) shall be deleted and replaced with the attached revised Exhibit A.

6. Due to a change in product codes, Exhibit A to Exhibit 7.1(b)2 to the Agreement (which is Exhibit A to the Saint Louis Bread Wholesale Manufacturing License) shall be deleted and replaced with the attached revised Exhibit A.

7. The following additional lease, which was inadvertently omitted from the Agreement at the time of its execution, is hereby included with the Leases listed on Schedule 1.1(f) to the Agreement and is to be assumed by Buyer:

          First United Leasing lease for Skyjack Scissorlift

8. The following additional contracts, which were inadvertently omitted from the Agreement at the time of its execution, are hereby included with the Contracts listed on Schedule 1.1(g) to the Agreement and are to be assumed by Buyer:

          Rabbinical Counsel of New England Agreement
          Mitel Financial Services Agreement
          Diamond Walnut Growers, Inc. Agreement

9. The following additional contracts, which have been entered into since the execution of the Agreement, are hereby included with the Contracts listed on Schedule 1.1(g) to the Agreement and are to be assumed by Buyer:

          South Georgia Pecan Co. Agreement
          Con Agra Flour Milling Company Agreement
          Slane International, Inc. Agreement (the "Slane Agreement") Container Systems Agreement (the "Container Systems Agreement")

     In addition, Seller has paid a deposit of $6,975 to Container Systems in connection with the Container Systems Agreement and a deposit of $10,000 to Slane International, Inc. in connection with the Slane Agreement. The Final Net Book Value and Purchase Price shall reflect that these payments are to be refunded to Seller.

10. Pursuant to Section 1.1(g) of the Agreement, Buyer agreed to assume the obligation to pay the balance due to Trademark Equipment, Inc. for two ovens shipped to the Plant in January 1998. Seller has since paid for said ovens. The Final Net Book Value and Purchase Price shall reflect that this payment is to be refunded to Seller.

11. Seller shall pay to Buyer the amounts due from Seller to Seller's employees for vacation pay (the "Vacation Pay"). Upon receipt, Buyer shall be responsible for and assume liability to such employees for the vacation pay in the amounts paid and for the account of the employees designated by Seller. The Vacation Pay shall be paid by Seller to Buyer at the time that the Final Net Book Value is determined.

12. The insurance coverage required to be obtained and maintained by Au Bon Pain pursuant to the Au Bon Pain Supply Agreement and by Saint Louis Bread pursuant to the Saint Louis Bread Supply Agreement shall be satisfied if, in the aggregate, such policy or policies equal the required amounts set forth on Schedule 12 to either Supply

     Agreement, so long as Au Bon Pain and Saint Louis Bread are under common ownership. In the event that Au Bon Pain and Saint Louis Bread cease to be under common ownership, each shall obtain and maintain its own policy with the minimum coverage required pursuant to each Supply Agreement.

13. Any provision contained in the Agreement to the contrary notwithstanding, the Closing shall occur on Monday, March 23, 1998; provided, however, that all items of expense and income associated with operating the Plant from and after 12:01 a.m. on Sunday, March 22, 1998 shall be for the account and benefit of Buyer. The foregoing shall not be deemed to modify the Possession Time.

14. Section 1.7 of the Agreement to the contrary notwithstanding, Seller and Buyer shall mutually determine the allocation of the Purchase Price for tax purposes within sixty (60) days after the Closing Date.

15. This Amendment may be executed in two or more counterparts. Each counterpart, including a signature page executed by each of the parties hereto shall be an original counterpart of this Amendment, but all of such counterparts together shall constitute one instrument.

16. With the exception of the Amendment hereby incorporated into the Agreement, unless specifically modified by the foregoing, the remaining terms and conditions of the Agreement are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be entered into as an instrument under seal as of the day and year first above written.

                                             BUNGE FOODS CORPORATION


                                             By /s/ Michael M. Scharf
                                                --------------------------------
                                                Michael M. Scharf
                                                Senior Vice President


                                             ABP MIDWEST MANUFACTURING CO., INC.


                                             By /s/ Anthony J. Carroll
                                                --------------------------------
                                                Anthony J. Carroll
                                                Vice President and Treasurer


                                             AU BON PAIN CO., INC.


                                             By /s/ Anthony J. Carroll
                                                --------------------------------
                                                Anthony J. Carroll
                                                Vice President and Treasurer

INDEX OF EXHIBITS
TO ASSET PURCHASE AGREEMENT

Exhibit No.*                  Item
-----------                   ----

Exhibit 1.6(b)                Bill of Sale
Exhibit 5.1(k)                Non-foreign Status Certification to Seller
Exhibit 5.1(n)                (Assistant) Secretary Certificate to Seller
Exhibit 5.1(o)                Vice President (or Senior Officer) Certificate
                              of Seller and Au Bon Pain
Exhibit 5.1(q)                Gadsby & Hannah LLP Opinion to Buyer
Exhibit 5.1(s)                Title Insurance
Exhibit 5.1(s)(2)             Survey
Exhibit 5.2(m)                Vice President (or Senior Officer) Certificate
                              of Buyer
Exhibit 5.2(o)                Murray H. Warschauer Opinion to Seller
Exhibit 7.1(a)(1)             Au Bon Pain Supply Agreement
Exhibit 7.1(a)(2)             Saint Louis Bread Supply Agreement
Exhibit 7.1(b)(1)             Au Bon Pain Manufacturing License
Exhibit 7.1(b)(2)             Saint Louis Bread Manufacturing License
Exhibit 8.2(a)(iv)            Assumed Liabilities Assignment and Assumption
                              Agreement


* All Exhibits have been omitted. Copies will be provided supplementally to the Commission upon request, provided that the Company reserves the right to request confidential treatment for same.